Exhibit 99.1

Scholastic Reports Fiscal 2015 Third Quarter Results

Revenue Grows 7% in Children's Books and Classroom Books in Quarter

NEW YORK, March 26, 2015 /PRNewswire/ -- Scholastic Corporation (NASDAQ: SCHL), the global children's publishing, education and media company, today reported financial results for the Company's fiscal 2015 third quarter ended February 28, 2015.

Revenue in the third quarter was $382.1 million, compared to $373.5 million a year ago, an increase of 2%. The Company reported a third quarter loss per share of $0.68, versus a loss of $0.38 a year ago, when the Company recorded a one-time tax benefit as a result of a favorable settlement of outstanding federal tax audits. Results for the third quarter of the current fiscal year include one-time expenses of $0.09 per share, which are detailed below. The prior year period included a one-time net benefit of $0.30 per share. Excluding one-time items, third quarter loss per share was $0.59 compared to a loss of $0.68 in the prior year period.

The year-over-year improvement in third quarter operating results was largely driven by stronger sales in children's books, especially in the Company's school-based distribution channels, higher circulation of the Company's classroom magazines, and increased sales of the Company's classroom books and literacy initiatives. These gains were partially offset by the adverse effect of foreign exchange on the Company's international business, as well as lower sales in the Company's educational technology and services business and reduced local currency revenues in the United Kingdom and Canada.

During the third quarter, free cash use (as defined) was $4.6 million, compared to a use of $17.0 million in the prior year period. At quarter-end, the Company's net debt (as defined) was $69.5 million, compared to $157.7 million a year ago.

"We continued our positive trajectory of profitable year-over-year sales growth in the third quarter, which is typically a lower revenue quarter for the Company. Our turnaround in Clubs performance, which began in January 2014 on the strength of new marketing initiatives and promotion strategies, has progressed a full year, now providing for tougher comparisons. We remain excited about the longer-term growth prospects for children's books and supplemental education publishing in terms of higher teacher-sponsor engagement and increased student participation in our reading clubs, higher revenue per school book fair, and our ability to customize classroom collections of books and materials to meet school districts' needs as they face more exacting proficiency standards for all students," commented Richard Robinson, Chairman, President and Chief Executive Officer. "We were also encouraged by the results of our recently released Kids & Family Reading Report™, which show that children rate school book clubs and school book fairs as important ways to find books they want to choose, read, and own – second only to finding books through the library. Also during the quarter, we continued with a number of targeted restructuring initiatives aimed at enhancing the margin contribution of our operating businesses, including our media unit."

Non-recurring items reflected in the Company's pre-tax results for the third quarter include $2.9 million of one-time severance charges primarily associated with the restructuring of the Company's interactive business in the media segment, non-cash asset write-downs of $1.5 million related to a warehouse consolidation project in Canada, and a non-cash settlement charge of $0.6 million connected to the Company's defined benefit pension plan as a result of lump sum payments made to certain participants during the quarter.

Scholastic affirmed its fiscal 2015 outlook for total revenue of approximately $1.9 billion and earnings per diluted share from continuing operations in the range of $1.80 to $2.00, before the impact of one-time items associated with cost reduction programs and non-cash, non-operating items. The Company continues to expect free cash flow in the range of $65 to $85 million.

Third Quarter Results

Children's Book Publishing and Distribution. Segment revenue in the third quarter was $202.9 million, compared to $190.0 million in the prior year period, an increase of $12.9 million, or 7%. In School Book Clubs, higher engagement levels of both teachers and parents, evidenced by a higher number of orders, drove a $10.0 million, or 17%, increase in revenues to $70.2 million, compared to $60.2 million in the prior year period. In School Book Fairs, revenue increased by 2% to $91.2 million, reflecting higher revenue per fair, as compared to $89.2 million in the prior year period. The harsh winter weather in many parts of the United States and related school closures had an unfavorable effect on the number of fairs held during the quarter. In Trade, sales of the popular Minecraft Handbook series and core backlist titles, including the Harry Potter series, helped drive a 2% increase in revenues to $41.5 million, versus $40.6 million in the prior year period. Overall segment operating loss improved by $8.4 million, or 79%, to a loss of $2.2 million versus a loss of $10.6 million in the prior year period. The year-over-year improvement was primarily the result of the higher sales volume, together with lower operating expenses and lower technology investment, including in Storia® School Edition, partially offset by higher promotion spending in Clubs in the current quarter.

Educational Technology and Services. Segment revenue in the quarter fell by 4% to $34.3 million, compared to $35.8 million in the prior year period, mostly due to lower math product sales and lower consulting revenues in the Company's International Center for Leadership in Education unit. Sales of core literacy publishing product were essentially flat with the prior year; however, both new business and expansion sales of READ 180® stages, along with technology support services, were higher in the current quarter as compared to the prior year period. Segment operating loss increased by $1.7 million to a loss of $12.4 million, compared to an operating loss of $10.7 million in the prior year period, mainly due to higher cost of product and amortization expenses. The third quarter is traditionally a smaller period for educational technology sales as many schools and districts do not implement new curriculum programs mid-year.

Classroom and Supplemental Materials Publishing. Segment revenue in the quarter increased 7% to $49.1 million, compared to $46.0 million in the prior year period, as a result of higher circulation and increased pricing in classroom magazines and higher sales of the Company's guided reading and other classroom book collections, which were partially offset by lower sales in the Company's teaching resources business and its library publishing division. Segment operating income was $3.4 million, versus $2.1 million in the prior year period, an increase of 62%, primarily due to the higher circulation in classroom magazines.

International. Segment revenue in the quarter was $86.3 million, versus $91.0 million in the prior year period, primarily due to unfavorable foreign exchange translation of $5.5 million as the result of a strengthening U.S. dollar. Higher local currency sales in Australia/New Zealand, the Asia-Pacific region and Export were partially offset by lower local currency revenues in the United Kingdom and Canada due largely to lower Hunger Games sales in the quarter. Segment operating income was $0.9 million, compared to $0.1 million in the prior year period, primarily the result of lower promotional and salary related costs and an insurance recovery relating to a fire in India, partially offset by $1.5 million of costs associated with a warehouse optimization project in Canada.

Media, Licensing and Advertising. Segment revenue in the quarter was $9.5 million, compared to $10.7 million in the prior year period, a decrease of 11%, primarily as a result of lower interactive media sales to Leapster and lower sales of audio books in the quarter, as well as lower revenues in the Company's entertainment programming unit related to the timing of certain programming revenues. Segment operating loss improved to a loss of $2.0 million, from a loss of $2.3 million in the prior period. During the quarter, the Company restructured the media organization to better align its operations with the Company's core businesses, which resulted in one-time severance charges captured in Corporate Overhead. As a result, beginning in March 2015, audio and video book operations will become a part of the trade publishing group.

Other Financial Results. Corporate overhead in the third quarter was $19.4 million, excluding one-time items of $3.5 million, compared to $11.2 million in the prior year period, excluding $1.7 million in one-time items. This increase was primarily due to higher planned strategic investment in corporate-level information technology in the current quarter, which was essentially offset by lower technology spend in the business segments, as well as higher depreciation expense related to the purchase of the Company's headquarters building.

As previously announced, the Company's Board of Directors declared a quarterly cash dividend of $0.15 per share on the Company's Class A and Common Stock for the fourth quarter of fiscal 2015. The dividend is payable on June 15, 2015 to shareholders of record as of the close of business on April 30, 2015.

Make Believe Ideas

Earlier this week, the Company announced the purchase of a minority equity interest in UK book publisher, Make Believe Ideas. MBI is a highly-regarded publisher of innovative books for children and babies, celebrated for well-designed books that encourage creativity and early learning. Under the purchase agreement, and subject to its provisions, Scholastic will purchase the remaining outstanding shares in MBI after four years.

Real Estate Update

As previously announced, the Company closed its retail store in the SoHo neighborhood of New York City in mid-January 2015 as part of its effort to maximize the value of space suitable for retail at its headquarters location at 557 Broadway.

Year-to-Date Results

For the first nine months of fiscal 2015, revenue was $1,331.5 million, compared to $1,273.0 million in the prior year period, an increase of $58.5 million, or 5%. Earnings per diluted share in the first nine months of the fiscal year were $0.37, compared to $0.50 a year ago, including one-time mostly non-cash charges of $0.24 and $0.09 per diluted share, respectively. The higher revenues are mainly attributable to stronger performance of the Company's book clubs and book fairs, and also in classroom books, all evidence of a greater focus on the impact of independent reading on improved student performance, as well as increased circulation of classroom magazines, whose print and digital offerings are a low-cost supplement to address the Common Core's requirement for non-fiction reading. This was partially offset by lower sales and profits in the Company's Educational Technology and Services operations and the impact of foreign exchange on the Company's international operations. On a year-to-date basis, the Company generated free cash flow of $44.2 million, compared to $18.6 million in the previous year.

Additional Information

To supplement our financial statements presented in accordance with GAAP, we include certain non-GAAP calculations and presentations. Please refer to the non-GAAP financial tables attached to this press release for supporting details on special one-time items and other financial measures included in this release. This information should be considered as supplemental in nature and not as a substitute for the related financial information prepared in accordance with GAAP.

Conference Call

The Company will hold a conference call to discuss its results at 8:30 am ET today, March 26, 2015. Scholastic's Chairman, President and CEO, Richard Robinson, and Executive Vice President, CAO and CFO, Maureen O'Connell, will moderate the call.

The conference call and accompanying slides will be webcast and accessible through the Investor Relations section of Scholastic's website, scholastic.com. Participation by telephone will be available by dialing (877) 654-5161 from within the U.S. or +1 (678) 894-3064 internationally. Shortly following the call, an archived webcast and accompanying slides from the conference call will also be posted at investor.scholastic.com. An audio-only replay of the call will be available until Friday, April 3, 2015 by dialing (855) 859-2056 from within the U.S. or +1 (404) 537-3406 internationally, and entering access code 84964715.

About Scholastic

Scholastic Corporation (NASDAQ: SCHL) is the world's largest publisher and distributor of children's books and a leader in educational technology and related services and children's media. Scholastic creates quality books, print and technology-based learning materials and programs, magazines, multi-media and other products that help children learn both at school and at home. The Company distributes its products and services worldwide through a variety of channels, including school-based book clubs and book fairs, retail stores, schools, libraries, on-air, and online at www.scholastic.com.

Forward-Looking Statements

This news release contains certain forward-looking statements. Such forward-looking statements are subject to various risks and uncertainties, including the conditions of the children's book and educational materials markets and acceptance of the Company's products within those markets, and other risks and factors identified from time to time in the Company's filings with the Securities and Exchange Commission. Actual results could differ materially from those currently anticipated.

SCHL: Financial

SCHOLASTIC CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(Amounts in millions except per share data)

	THREE MONTHS ENDED		NINE MONTHS ENDED
	02/28/15	02/28/14	02/28/15	02/28/14

Revenues	$382.1	$373.5	$1,331.5	$1,273.0

Operating costs and expenses:
Cost of goods sold (1)	200.0	190.7	638.9	593.4
Selling, general and administrative expenses (2)(3)	202.6	200.4	617.9	599.3
Bad debt expense	3.2	2.5	9.6	6.4
Depreciation and amortization	11.5	14.2	38.0	46.0
Asset impairments (4)	-	-	2.9	13.4
Total operating costs and expenses	417.3	407.8	1,307.3	1,258.5

Operating income (loss)	(35.2)	(34.3)	24.2	14.5

Interest expense, net	0.7	1.9	2.6	5.9
(Gain) loss on investments (5)	-	4.7	(0.6)	4.7

Earnings (loss) from continuing operations before income taxes	(35.9)	(40.9)	22.2	3.9

Provision (benefit) for income taxes (6)	(13.8)	(28.8)	9.7	(12.2)

Earnings (loss) from continuing operations	(22.1)	(12.1)	12.5	16.1

Earnings (loss) from discontinued operations, net of tax	(0.0)	0.0	(0.2)	0.2

Net income (loss)	($22.1)	($12.1)	$12.3	$16.3

Basic and diluted earnings (loss) per Share of Class A and Common Stock: (7)
Basic:
Earnings (loss) from continuing operations	(0.68)	(0.38)	0.38	0.50
Earnings (loss) from discontinued operations, net of tax	(0.00)	0.00	(0.01)	0.01
Net income (loss)	(0.68)	(0.38)	0.37	0.51

Diluted:
Earnings (loss) from continuing operations	(0.68)	(0.38)	0.37	0.50
Earnings (loss) from discontinued operations, net of tax	(0.00)	0.00	(0.00)	0.00
Net income (loss)	(0.68)	(0.38)	0.37	0.50

Basic weighted average shares outstanding	32,746	32,014	32,608	31,899
Diluted weighted average shares outstanding	33,486	32,596	33,230	32,433

(1)	In the three and nine months ended February 28, 2015, the Company recognized a pretax charge of $1.5 related to a warehouse optimization project in Canada.
(2)

In the three and nine months ended February 28, 2015, the Company recognized pretax severance charges of $2.9 and $5.0, respectively, related to the Company's cost savings initiatives.  In the three and nine months ended February 28, 2014, the Company recognized pretax severance charges of $1.7 and $9.2, respectively, related to the Company's cost savings initiatives.

(3)

In the three and nine months ended February 28, 2015, the Company recognized a pretax pension settlement charge of $0.6 and $4.3, respectively and a pretax charge of $0.0 and $0.3 related to the relocation of the Company's Klutz division.

(4)

In the nine months ended February 28, 2015, the Company recognized a pretax impairment charge related to the closure of its retail store of $2.9.  In the nine months ended February 28, 2014, the Company recognized a pretax goodwill impairment charge of $13.4 in the Children's Book Publishing and Distribution segment.

(5)

In the nine months ended February 28, 2015, the Company recognized a pretax gain on sale of investment of $0.6 related to a UK-based cost-method investment.  In the three and nine months ended February 28, 2014, the Company recognized a loss of $4.7 related to a UK-based cost-method investment.

(6)

In the three and nine months ended February 28, 2014, the Company recognized $13.8 of tax benefits from previously unrecognized income tax positions related to the Company's settlement of the 2007, 2008 and 2009 IRS audits.

(7)

Earnings (loss) per share are calculated on non-rounded net income (loss) and shares outstanding.  Recalculating earnings per share based on numbers rounded to millions may not yield the results as presented.

SCHOLASTIC CORPORATION
RESULTS OF CONTINUING OPERATIONS - SEGMENTS
(UNAUDITED)
(Amounts in millions)

	THREE MONTHS ENDED				NINE MONTHS ENDED
	02/28/15	02/28/14	Change		02/28/15	02/28/14	Change

Children's Book Publishing and Distribution
Revenue
Book Clubs	$70.2	$60.2	$10.0	17%	$208.2	$163.8	$44.4	27%
Book Fairs	91.2	89.2	2.0	2%	320.4	302.1	18.3	6%
Consolidated Trade	41.5	40.6	0.9	2%	131.6	130.8	0.8	1%
Total revenue	202.9	190.0	12.9	7%	660.2	596.7	63.5	11%
Operating income (loss)	(2.2)	(10.6)	8.4		45.6	(3.2)	48.8
Operating margin	-	-			6.9%	-

Educational Technology and Services
Revenue	34.3	35.8	(1.5)	(4%)	174.6	191.5	(16.9)	(9%)
Operating income (loss)	(12.4)	(10.7)	(1.7)		16.7	32.4	(15.7)	(48%)
Operating margin	-	-			9.6%	16.9%

Classroom and Supplemental Materials Publishing
Revenue	49.1	46.0	3.1	7%	156.7	144.7	12.0	8%
Operating income (loss)	3.4	2.1	1.3	62%	15.2	11.8	3.4	29%
Operating margin	6.9%	4.6%			9.7%	8.2%

International
Revenue	86.3	91.0	(4.7)	(5%)	305.4	305.3	0.1	0%
Operating income (loss)	0.9	0.1	0.8		18.9	21.6	(2.7)	(13%)
Operating margin	1.0%	0.1%			6.2%	7.1%

Media, Licensing and Advertising
Revenue	9.5	10.7	(1.2)	(11%)	34.6	34.8	(0.2)	(1%)
Operating income (loss)	(2.0)	(2.3)	0.3		(6.2)	(5.2)	(1.0)
Operating margin	-	-			-	-

Overhead expense	22.9	12.9	(10.0)	(78%)	66.0	42.9	(23.1)	(54%)

Operating income (loss) from continuing operations	($35.2)	($34.3)	($0.9)		$24.2	$14.5	$9.7	67%

SCHOLASTIC CORPORATION
SUPPLEMENTAL INFORMATION
(UNAUDITED)
(Amounts in millions)

SELECTED BALANCE SHEET ITEMS

		02/28/15	02/28/14

Continuing Operations
	Cash and cash equivalents	$14.6	$22.0
	Accounts receivable, net	204.4	206.0
	Inventories, net	341.4	335.6
	Accounts payable	186.8	159.8
	Accrued royalties	55.9	53.9
	Lines of credit, short-term debt and current portion of long-term debt	19.1	4.7
	Long-term debt, excluding current portion	65.0	175.0
	Total debt	84.1	179.7
	Total capital lease obligations	1.4	0.0
	Net debt (1)	69.5	157.7

Discontinued Operations
	Total assets of discontinued operations	0.4	0.4
	Total liabilities of discontinued operations	0.9	1.1

Total stockholders' equity		917.8	876.0

SELECTED CASH FLOW ITEMS

		THREE MONTHS ENDED		NINE MONTHS ENDED
		02/28/15	02/28/14	02/28/15	02/28/14

	Net cash provided by (used in) operating activities	$18.0	$3.8	$108.9	$85.3
	Less: Additions to property, plant and equipment	7.2	5.3	20.6	19.4
	Pre-publication and production costs	15.4	15.5	44.1	47.3

	Free cash flow (use) (2) (3)	($4.6)	($17.0)	$44.2	$18.6

(1)

Net debt is defined by the Company as lines of credit and short-term debt plus long-term-debt, net of cash and cash equivalents.  The Company utilizes this non-GAAP financial measure, and believes it is useful to investors, as an indicator of the Company's effective leverage and financing needs.

(2)

Free cash flow (use) is defined by the Company as net cash provided by or used in operating activities (which includes royalty advances), reduced by spending on property, plant and equipment and pre-publication and production costs. The Company believes that this non-GAAP financial measure is useful to investors as an indicator of cash flow available for debt repayment and other investing activities, such as acquisitions.  The Company utilizes free cash flow as a further indicator of operating performance and for planning investing activities.

(3)	Free cash flow (use) includes discontinued operations for the three and nine months ended February 28, 2015 and February 28, 2014.

SCHOLASTIC CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS SUPPLEMENTAL
(UNAUDITED)
(Amounts in millions except per share data)

	THREE MONTHS ENDED
	Reported	One-time	Excluding	Reported	One-time	Excluding
	02/28/15	items	One-time items	02/28/14	items	One-time items

Revenues	$382.1	$0.0	$382.1	$373.5	$0.0	$373.5

Operating costs and expenses:
Cost of goods sold (1)	200.0	(1.5)	198.5	190.7	-	190.7
Selling, general and administrative expenses (2)(3)	202.6	(3.5)	199.1	200.4	(1.7)	198.7
Bad debt expense	3.2	-	3.2	2.5	-	2.5
Depreciation and amortization	11.5	-	11.5	14.2	-	14.2
Asset impairments (4)	-	-	-	0.0	-	-
Total operating costs and expenses	417.3	(5.0)	412.3	407.8	(1.7)	406.1

Operating income (loss)	(35.2)	5.0	(30.2)	(34.3)	1.7	(32.6)

Interest expense, net	0.7	-	0.7	1.9	-	1.9
(Gain) loss on investments (5)	-	-	-	4.7	(4.7)	-

Earnings (loss) from continuing operations before income taxes	(35.9)	5.0	(30.9)	(40.9)	6.4	(34.5)

Provision (benefit) for income taxes (6)	(13.8)	2.0	(11.8)	(28.8)	15.9	(12.9)

Earnings (loss) from continuing operations	(22.1)	3.0	(19.1)	(12.1)	(9.5)	(21.6)

Earnings (loss) from discontinued operations, net of tax	(0.0)	-	(0.0)	0.0	-	0.0

Net income (loss)	($22.1)	$3.0	($19.1)	($12.1)	($9.5)	($21.6)

Basic and diluted earnings (loss) per Share of Class A and Common Stock:
Basic:
Earnings (loss) from continuing operations	(0.68)	0.09	(0.59)	(0.38)	(0.30)	(0.68)
Earnings (loss) from discontinued operations, net of tax	(0.00)	-	(0.00)	0.00	-	0.00
Net income (loss)	(0.68)	0.09	(0.59)	(0.38)	(0.30)	(0.68)

Diluted:
Earnings (loss) from continuing operations	(0.68)	0.09	(0.59)	(0.38)	(0.30)	(0.68)
Earnings (loss) from discontinued operations, net of tax	(0.00)	-	(0.00)	0.00	-	0.00
Net income (loss)	(0.68)	0.09	(0.59)	(0.38)	(0.30)	(0.68)

	NINE MONTHS ENDED
	Reported	One-time	Excluding	Reported	One-time	Excluding
	02/28/15	items	One-time items	02/28/14	items	One-time items

Revenues	$1,331.5	$0.0	$1,331.5	$1,273.0	$0.0	$1,273.0

Operating costs and expenses:
Cost of goods sold (1)	638.9	(1.5)	637.4	593.4	-	593.4
Selling, general and administrative expenses (2)(3)	617.9	(9.6)	608.3	599.3	(9.2)	590.1
Bad debt expense	9.6	-	9.6	6.4	-	6.4
Depreciation and amortization	38.0	-	38.0	46.0	-	46.0
Asset impairments (4)	2.9	(2.9)	-	13.4	(13.4)	-
Total operating costs and expenses	1,307.3	(14.0)	1,293.3	1,258.5	(22.6)	1,235.9

Operating income (loss)	24.2	14.0	38.2	14.5	22.6	37.1

Interest expense, net	2.6	-	2.6	5.9	-	5.9
(Gain) loss on investments (5)	(0.6)	0.6	-	4.7	(4.7)	-

Earnings (loss) from continuing operations before income taxes	22.2	13.4	35.6	3.9	27.3	31.2

Provision (benefit) for income taxes (6)	9.7	5.4	15.1	(12.2)	24.3	12.1

Earnings (loss) from continuing operations	12.5	8.0	20.5	16.1	3.0	19.1

Earnings (loss) from discontinued operations, net of tax	(0.2)	-	(0.2)	0.2	-	0.2

Net income (loss)	$12.3	$8.0	$20.3	$16.3	$3.0	$19.3

Basic and diluted earnings (loss) per Share of Class A and Common Stock:
Basic:
Earnings (loss) from continuing operations	0.38	0.24	0.62	0.50	0.09	0.59
Earnings (loss) from discontinued operations, net of tax	(0.01)	-	(0.01)	0.01	-	0.01
Net income (loss)	0.37	0.24	0.61	0.51	0.09	0.60

Diluted:
Earnings (loss) from continuing operations	0.37	0.24	0.61	0.50	0.09	0.59
Earnings (loss) from discontinued operations, net of tax	(0.00)	-	(0.00)	0.00	-	0.00
Net income (loss)	0.37	0.24	0.61	0.50	0.09	0.59

(1)	In the three and nine months ended February 28, 2015, the Company recognized a pretax charge of $1.5 related to a warehouse optimization project in Canada.
(2)

In the three and nine months ended February 28, 2015, the Company recognized pretax severance charges of $2.9 and $5.0, respectively, related to the Company's cost savings initiatives.  In the three and nine months ended February 28, 2014, the Company recognized pretax severance charges of $1.7 and $9.2, respectively, related to the Company's cost savings initiatives.

(3)

In the three and nine months ended February 28, 2015, the Company recognized a pretax pension settlement charge of $0.6 and $4.3, respectively and a pretax charge of $0.0 and $0.3 related to the relocation of the Company's Klutz division.

(4)

In the nine months ended February 28, 2015, the Company recognized a pretax impairment charge related to the closure of its retail store of $2.9.  In the nine months ended February 28, 2014, the Company recognized a pretax goodwill impairment charge of $13.4 in the Children's Book Publishing and Distribution segment.

(5)

In the nine months ended February 28, 2015, the Company recognized a pretax gain on sale of investment of $0.6 related to a UK-based cost-method investment.  In the three and nine months ended February 28, 2014, the Company recognized a loss of $4.7 related to a UK-based cost-method investment.

(6)

In the three and nine months ended February 28, 2014, the Company recognized $13.8 of tax benefits from previously unrecognized income tax positions related to the Company's settlement of the 2007, 2008 and 2009 IRS audits.

SCHOLASTIC CORPORATION
RESULTS OF CONTINUING OPERATIONS - SEGMENT SUPPLEMENTAL
(UNAUDITED)
(Amounts in millions except per share data)

		THREE MONTHS ENDED
		Reported	One-time	Excluding	Reported	One-time	Excluding
		02/28/15	items	One-time items	02/28/14	items	One-time items

	Children's Book Publishing and Distribution
	Revenue
	Book Clubs	$70.2		$70.2	$60.2		$60.2
	Book Fairs	91.2		91.2	89.2		89.2
	Consolidated Trade	41.5		41.5	40.6		40.6
	Total revenue	202.9		202.9	190.0		190.0
	Operating income (loss) (1)	(2.2)	0.0	(2.2)	(10.6)		(10.6)
	Operating margin	-		-	-		-

	Educational Technology and Services
	Revenue	34.3		34.3	35.8		35.8
	Operating income (loss)	(12.4)		(12.4)	(10.7)		(10.7)
	Operating margin	-		-	-		-

	Classroom and Supplemental Materials Publishing
	Revenue	49.1		49.1	46.0		46.0
	Operating income (loss)	3.4		3.4	2.1		2.1
	Operating margin	6.9%		6.9%	4.6%		4.6%

	International
	Revenue	86.3		86.3	91.0		91.0
	Operating income (loss) (2)	0.9	1.5	2.4	0.1		0.1
	Operating margin	1.0%		2.8%	0.1%		0.1%

	Media, Licensing and Advertising
	Revenue	9.5		9.5	10.7		10.7
	Operating income (loss)	(2.0)		(2.0)	(2.3)		(2.3)
	Operating margin	-		-	-		-

	Overhead expense (3)(4)(5)	22.9	(3.5)	19.4	12.9	(1.7)	11.2

	Operating income (loss) from continuing operations	($35.2)	$5.0	($30.2)	($34.3)	$1.7	($32.6)

		NINE MONTHS ENDED
		Reported	One-time	Excluding	Reported	One-time	Excluding
		02/28/15	items	One-time items	02/28/14	items	One-time items

	Children's Book Publishing and Distribution
	Revenue
	Book Clubs	$208.2		$208.2	$163.8		$163.8
	Book Fairs	320.4		320.4	302.1		302.1
	Consolidated Trade	131.6		131.6	130.8		130.8
	Total revenue	660.2		660.2	596.7		596.7
	Operating income (loss) (1)	45.6	0.3	45.9	(3.2)	13.4	10.2
	Operating margin	6.9%		7.0%	-		1.7%

	Educational Technology and Services
	Revenue	174.6		174.6	191.5		191.5
	Operating income (loss)	16.7		16.7	32.4		32.4
	Operating margin	9.6%		9.6%	16.9%		16.9%

	Classroom and Supplemental Materials Publishing
	Revenue	156.7		156.7	144.7		144.7
	Operating income (loss)	15.2		15.2	11.8		11.8
	Operating margin	9.7%		9.7%	8.2%		8.2%

	International
	Revenue	305.4		305.4	305.3		305.3
	Operating income (loss) (2)	18.9	1.5	20.4	21.6	0.6	22.2
	Operating margin	6.2%		6.7%	7.1%		7.3%

	Media, Licensing and Advertising
	Revenue	34.6		34.6	34.8		34.8
	Operating income (loss)	(6.2)		(6.2)	(5.2)		(5.2)
	Operating margin	-		-	-		-

	Overhead expense (3)(4)(5)	66.0	(12.2)	53.8	42.9	(8.6)	34.3

	Operating income (loss) from continuing operations	$24.2	$14.0	$38.2	$14.5	$22.6	$37.1

(1)

In the three and nine months ended February 28, 2015, the Company recognized a pretax charge of $0.0 and $0.3 related to the relocation of the Company's Klutz division.  In the nine months ended February 28, 2014, the Company recognized a pretax goodwill impairment charge of $13.4 in the Children's Book Publishing and Distribution segment.

(2)

In the three and nine months ended February 28, 2015, the Company recognized a pretax charge of $1.5 related to a warehouse optimization project in Canada.  In the nine months ended February 28, 2014, the Company recognized a pretax severance charge in its International segment of $0.6 related to cost savings initiatives.

(3)

In the three and nine months ended February 28, 2015, the Company recognized pretax severance charges of $2.9 and $5.0, respectively, related to the Company's cost savings initiatives.  In the three and nine months ended February 28, 2014, the Company recognized pretax severance charges of $1.7 and $8.6, respectively, related to the Company's cost savings initiatives.

(4)	In the three and nine months ended February 28, 2015, the Company recognized a pretax pension settlement charge of $0.6 and $4.3, respectively.
(5)	In the nine months ended February 28, 2015, the Company recognized a pretax impairment charge related to the closure of its retail store of $2.9.

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CONTACT: Scholastic Corporation, Investors: Gil Dickoff, (212) 343-6741, investor_relations@scholastic.com; Media: Kyle Good, (212) 343-4563, kgood@scholastic.com